UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2012

MORGAN GROUP HOLDING CO.
(Exact name of Registrant as specified in its charter)

Delaware	333-73996	13-4196940
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
Incorporation or organization)		Identification No.

401 Theodore Fremd Avenue, Rye, New York 10580
(Address of principal executive offices) (Zip Code)

914-921-1877
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13E-4(C) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2012, Jonathan P. Evans, 35, has been appointed as the Chief Executive Officer and elected to the Board of Directors of Morgan Group Holding Co. (the “Company”). In the position of Chief Executive Officer he replaces Mario J. Gabelli, who remains non-executive Chairman.

Mr. Evans received his MBA from the Columbia University Graduate School of Business in 2006. For the past six years he has been employed by Crane Merchandising Systems, a division of Crane Co. which is a diversified manufacturer of highly-engineered products. From July 2006 to September 2007 he served as Manager of Operational Excellence, with responsibility for enhancing the firm’s internal operations and implementing lean processes; from September 2007 to May 2010 he served as Product Manager of commercial payment systems, with responsibility for development, marketing and sales of such systems; from May 2010 to May 2011 he served as Director of Operations for the company’s European division, with responsibility for managing the safety, quality, delivery and cost of manufacturing processes including metal fabrication and assembly; from May 2011 to May 2012 he served as Director of Marketing and Product Management, with responsibility for developing new strategies, products and pricing throughout Europe; and from May 2012 to October 2012 he served as Director of Strategic Initiatives, with responsibility for the firm’s major internal and external business development activity.

Crane Co. is not the parent nor a subsidiary or other affiliate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN GROUP HOLDING CO.
(Registrant)

Date October 22, 2012	By: /S/ Robert E. Dolan
Robert E. Dolan
Chief Financial Officer

*Print name and title of the signing officer under his signature.